CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2020, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended December 31, 2019 of AMG GW&K Enhanced Core Bond ESG Fund. We also consent to the references to us under the headings "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm", "Financial Statements", and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2020